CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 19, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of Evergreen Global Real Estate Equity Fund and Evergreen Global Leaders Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036
December 19, 1996



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